Exhibit 10.8

Agreement for Courseware Making

This Agreement for Courseware Making (“the Agreement”) is made and entered into this 20th day of May, 2007 in Beijing by and between the Parties as shown below.

PARTIES:

Party A:	Beijing Champion Science and Technology Co. Ltd, a limited liability company duly organized and existing under the laws of the People’s Republic of China (hereinafter called “Party A”)

Registered Office: Room 1806 , Institute International Building, Number 1, Zhichun Road, Haidian District, Beijing

Facsimile: +86 – 10 – 8233 7887

Party B:	Beijing Champion Education Technology Co., Ltd., a wholly foreign owned enterprise duly organized and existing under the laws of the People’s Republic of China (hereinafter called “Party B”)

Registered Office: Room 1805, Institute International Building, Number 1, Zhichun Road, Haidian District, Beijing

Facsimile: +86 – 10 – 8233 0109

WHEREAS

1.	Party A is a well known enterprise engaged in providing Internet-based distance education services, and a plenty of courseware on his website are needed for processing and making;

2.	Party B is a high-tech enterprise specially engaged in development and application of distance education technology, and possesses a unique advantage in the making of distance education courseware;

3.	Party A wishes and is willing to contract Party B to record, process and make education courseware for his website, and Party B agrees and is willing to accept such authorization for courseware making.

NOW, THEREFORE, the Parties hereto, in accordance with any and all applicable laws of the People’s Republic of China, on the principle of voluntariness and equality and through friendly negotiation, covenant and agree on the terms and conditions as follows, for the making of distance education courseware.

I.	Contracting on Courseware Processing and Making

1.	Party A hereby agrees, on the terms and conditions set forth herein, to contract Party B to record, process and make education courseware for the website operated by Party A.

2.	The courseware processing and making as referred to under this Agreement includes the following means.

(1)	Party A provides the audio or video materials recorded already to Party B, and then Party B conducts further editing, reprogramming, addition or deletion, technical processing and otherwise secondary processing to the materials provided by Party A, so as to make suitable education courseware;

(2)	Party A provides necessary educational and training materials and contents and the teachers as well; and Party B undertakes to complete the record, cutting, editing and making of courseware; and

(3)	Other means agreed upon between the Parties, including, but not limited to that Party B prepares the courseware materials by himself for processing and making of courseware.

3.	Party B shall, for the education courseware made by him, provide complete services for loading and running etc. of the courseware. If the courseware is found or encountered with a running error and other technical problems, Party B shall in a timely manner solve the problems through field service or distance instruction etc.

4.	Party B shall use his best endeavor to satisfy Party A, and on schedule complete the processing and making of courseware, so as to ensure that Party A can timely release the courseware to students.

II.	Provision of Courseware Materials and Contents

1.	Party A, for the purpose of courseware processing and making by Party B, shall provide all necessary courseware materials and contents, including, but not limited to the general outline, teaching and exercise materials of courses and training subject and the interface requirement as well.

2.	Party A, at every time when providing the courseware materials, shall also provide a detailed description in writing on the requirements for the courseware to be made, or may send dedicated personnel to provide instructions during courseware processing and making. Party A shall, for the matters on which Party B requests a clear and express description from Party A, in a timely manner give his reply.

3.	In the event that Party B, during his making of courseware, finds any wrong or illegal contents with the courseware materials, Party B shall inform Party A to timely correct them.

4.	Party A shall properly and positively coordinate with the teachers provided by him for courseware recording, ensuring that the teachers for courseware recording can on time arrive at the places designated for courseware recording to participate into the recording activity.

III.	Standard, Check and Delivery of Courseware

1.	Unless otherwise required by Party A, the courseware made by Party B shall satisfy the technical standards as indicated below:

(1)	Stability: No technical failure or problem shall take place during the debugging, installation and running of courseware;

(2)	Reasonability: Whether suitable and general software has been selected for the courseware;

(3)	Easy Operation: The courseware shall feature easy, simple and quick operation;

(4)	Easy Maintenance: The courseware can be conveniently updated, facilitating for upgrade; and

(5)	Transportability: Whether the transport is convenient, and whether the courseware can normally run at the machines with different configuration.

2.	Party B shall in a timely manner inform Party A to check the courseware completed. The Parties shall jointly check the completed courseware in accordance with the standard described above (unless otherwise specified). If the courseware is acceptable after joint check, the Parties shall sign a written document to affirm the check result.

3.	If the courseware fails the check attributable to the quality of courseware itself, Party B shall technically reprocess or remake the courseware, until and unless the courseware passes the check jointly conducted by the Parties.

4.	For the acceptable courseware subject to the joint check by the Parties, the Parties shall timely proceed with the delivery of courseware, for which a written record shall be established to affirm the delivery.

IV.	Title and Legal Liability

1.	The ownership and right in the works of all materials and contents provided by Party A to Party B for the purpose of courseware making shall be owned by Party A.

2.	Unless otherwise agreed between the Parties, the ownership and rights in the works (including the publishing, distribution and other deduction right) of the courseware made by Party B under this Agreement shall be jointly owned by the Parties hereto.

3.	Party A shall ensure the accuracy of courseware materials and contents and the tutorial materials provided by him and shall warrant that he has full copyright in them, without any infringement to the copyright or other intellectual property right under the title of any third person. If there is any dispute arising from, or in connection with the teaching contents, tutorial materials, or other materials and contents provided by Party A or their copyright, Party A shall held solely liable for such dispute.

V.	Payment for Courseware Making

1.	The Parties hereby agree that, the payment for the distance education courseware made under this Agreement shall be charged by Party B from Party A according to the time duration of completed courseware, at a rate of RMB 5,000 per hour.

2.	The payment for distance education courseware shall be made monthly (the Parties shall verify and create a settlement list at the end of each calendar month). Party A shall, on or before the 15th day of each calendar month, at one time pay off the amount payable for last month to the A/C No. designated by Party B.

3.	The Parties hereby agree that at the beginning of each calendar year they will negotiate to determine the payment rate of courseware making for current year, so as to determine whether it is necessary to adjust the payment rate applicable in last calendar year.

VI.	Default Liability

1.	Either Party violating or breaching any representation, warranty or undertaking or any provisions hereof shall constitute a default. The defaulting party shall pay full and sufficient compensation to the observant party.

VII.	Force Majeure

1.	Force Majeure means the event which can not be reasonably foreseen, and the occurrence and subsequence of such event can not be avoided or overcome by the party concerned, for example, earthquake, flooding, war, riot and government act etc.

2.	If the Parties can not perform in whole or in part the Contract or it is necessary to extend the fulfillment of obligations hereof due to Force Majeure. The affected party shall immediately inform the other party of the occurrence and causes of Force Majeure, and the prejudice to the Contract performance. On these conditions precedent, the affected party, based on the actual prejudice resulting from Force Majeure on his fulfillment of obligations hereof, can be released from the obligation in whole or in part or the time can be extend to fulfill his obligations so affected, unless otherwise specified herein.

VIII.	Dispute Resolution

1.	If there is any dispute arising out of, or in connection with the construing or performance of the Contract, the Parties hereto shall first seek for amicable settlement. If no agreement can be reached, either Party may refer the pending dispute to the People’s Court at the place where the Contract is performed.

IX.	miscellaneous

1.	This Agreement shall come into full force immediately upon the signature of authorized representatives of the Parties hereto, and shall remain valid and in force during the operating and existing period of Licensee.

2.	This Agreement shall have the same binding forces upon the Parties hereto and their successors and assignee(if any).

3.	The severability shall apply to this Agreement. If any Clause hereof is held invalid or null, such invalidity and nullification shall not give any prejudice to the validity of other Clauses.

4.	This Agreement is made in two (2) copies, one (1) copy for each Party, having equal legal forces.

5.	Any failure of either Party to perform or delay to exercise his rights or powers under this Agreement, shall not be deemed as a waiver of such rights or powers; and any partial exercise of such rights or powers shall not hinder future exercise of such rights or powers.

[EXECUTION PAGE]

For and on Behalf of

Party A: Beijing Champion Science and Technology Co., Ltd.

Authorized Representative (signature):

For and on Behalf of

Party B: Beijing Champion Education Technology Co., Ltd.

Authorized Representative (signature):